================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                October 26, 2005

                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                 1-14064               11-2408943
(State or other jurisdiction of  (Commission   (IRS Employer Identification No.)
       incorporation)             File Number)

 767 Fifth Avenue, New York, New York                      10153
(Address of principal executive offices)                 (Zip Code)

               Registrant's telephone number, including area code
                                  212-572-4200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
================================================================================

ITEM 2.02 Results of Operations and Financial Condition.

On October 26, 2005, The Estee Lauder Companies Inc. (the "Company") issued a press release announcing its financial results for the fiscal quarter ended September 30, 2005. The release also includes revised estimates for its fiscal 2006 first half and full year net sales and diluted earnings per share. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 is not deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.


ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.      Description
-----------      -----------

   99.1          Press release dated October 26, 2005 of The Estee Lauder
                 Companies Inc.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       THE ESTEE LAUDER COMPANIES INC.

Date: October 26, 2005                     By:  /s/RICHARD W. KUNES
                                             -------------------------
                                                 Richard W. Kunes
                                             Executive Vice President
                                           and Chief Financial Officer
                                            (Principal Financial and
                                               Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.    Description
-----------    -----------

   99.1        Press release dated October 26, 2005 of The Estee Lauder
               Companies Inc.

                                                                    Exhibit 99.1

THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384


                                                                Media Relations:
767 Fifth Avenue                                                    Sally Susman
New York, NY  10153                                               (212) 572-4430

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

              ESTEE LAUDER COMPANIES REPORTS FIRST QUARTER RESULTS

              ACCELERATES ACTIONS SUPPORTING STRATEGIC IMPERATIVES

                         REVISES FULL YEAR EXPECTATIONS


New York, NY, October 26, 2005 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its first fiscal quarter ended September 30, 2005 of $1.50 billion, compared with $1.49 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales decreased slightly.

Sales in each product category in the United States, for the quarter ended September 30, 2005, were tempered by weakness at certain retailers, lower sales from Fall promotional programs, and to a lesser extent, the closure of stores in the Southern region caused by the severe weather conditions there as well as the general consumer response to higher energy costs.

The Company reported net earnings from continuing operations for the quarter ended September 30, 2005, of $61.8 million, compared with $95.7 million last year. Diluted earnings per common share from continuing operations for the quarter were $.28 compared with $.41 reported in the prior year.

The Company announced that it is accelerating several actions as part of its strategic imperatives that will further support its long-term financial objectives. As part of its plan to increase its return on investment and its profitability, the Company made the decision to sell Stila, a color cosmetics makeup artist brand, which was acquired in 1999. The Company believes that its other makeup artist brands, M.A.C and Bobbi Brown, are well positioned to meet the Company's strategic objectives. Accordingly, Stila is being accounted for as a discontinued operation.

As part of its ongoing cost discipline, the Company has identified additional savings opportunities that it expects to realize in fiscal 2006. Those savings include streamlined process and organizational changes in line with its brand portfolio management objectives, and aggressive reduction of indirect procurement and non-critical spending. These initiatives are expected to deliver between $40 and $45 million in incremental savings in the current fiscal year ending June 30, 2006, and improve the Company's profitability going forward. The Company may incur certain one-time costs associated with these savings initiatives.

William P. Lauder, President and Chief Executive Officer, said, "This quarter we faced several challenges that resulted in flat net sales and lower earnings. Some of these challenges were external in nature while others stem from company-specific issues which we are addressing. I am optimistic that the programs we have in place for the remainder of the fiscal year, along with the immediate actions we are taking, lay the groundwork for further strengthening our leadership position and continuing our record of solid growth. As we focus our resources on the greatest opportunities for growth, I expect our performance to improve during the balance of the fiscal year and that we will be well positioned to achieve our revised full year financial objectives."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter were relatively unchanged on a reported basis at $523.4 million, compared with the prior period, and declined 1% in local currencies. In last year's first quarter, skin care net sales grew 13%. Skin care benefited from higher sales from new or recent launches by Estee Lauder in the Perfectionist line, such as Perfectionist [CP+], Superdefense Triple Action Moisturizers SPF 25 by Clinique and Modern Friction by Origins. Net sales also reflected a lower performance of certain existing products such as Future Perfect Anti-Wrinkle Radiance Creme SPF 15 and the White Light line of products by Estee Lauder as well as Active White Lab Solutions skin care products from Clinique.

Makeup net sales for the quarter rose 3% to $604.9 million on a reported basis and increased 3% in local currencies. This category was up against a difficult comparison to the prior-year quarter which grew 23% and reflected major new product launches. Growth was generated from the Company's M.A.C brand, as well as from new or recently launched products like Repairwear Anti-Aging Makeup SPF 15 and Coulour Surge Butter Shine TM Lipstick from Clinique, and Individualist Natural Finish Makeup from Estee Lauder. Lower sales of certain existing products like Superbalanced Compact Makeup SPF 20 from Clinique and Lash XL Maximum Length Mascara by Estee Lauder partially offset these positive results.

The fragrance category continues to be challenging. Net sales in the quarter on a reported basis decreased 6% to $293.2 million compared to the prior period and declined 6% in local currencies. Fragrance sales benefited from the continued success of DKNY Be Delicious and recent launches of True Star Men from Tommy Hilfiger and DKNY Be Delicious Men. These increases were more than offset by lower sales of certain Tommy Hilfiger fragrances, Estee Lauder Beyond Paradise and Lauder Beyond Paradise Men.

Net sales of hair care products and services for the quarter rose 12% to $70.4 million on a reported basis and increased 11% in local currencies, due primarily to higher sales at Aveda and Bumble and bumble. Aveda net sales growth was due to ongoing demand for professional color products, the success of Pure Abundance products and the recent launch of Damage Remedy hair care products. Higher sales at Bumble and bumble were primarily due to growth in existing salon distribution, while new points of distribution, as well as the success of existing and new products contributed to the sales growth.

Operating income decreased in skin care and fragrance primarily due to flat and lower sales, respectively, and increased investment spending. Makeup operating income declined reflecting slightly higher sales which were more than offset by planned new product investment spending, along with a difficult comparison to prior year results among the Company's BeautyBank brands. Hair care operating results were higher due to the increased sales.

Results by Geographic Region
----------------------------

In the Americas, net sales for the quarter were relatively unchanged at $881.0 million. Net sales benefited from the success of new and certain existing products, primarily in the makeup and hair care categories, and growth from most developing brands. These results were offset by the timing of planned product launches for later in the fiscal year, lower fragrance sales, weakness at certain retailers, and lower sales from promotional programs in our core Estee Lauder and Clinique brands, which continue to be challenged. To a lesser extent, the current quarter was also negatively impacted by the closure of stores in the Southern part of the United States caused by severe weather conditions, as well as the general consumer response to higher energy costs. Operating income in the Americas decreased due to the above mentioned factors that affected sales, as well as costs related to stock-based compensation and the company-wide initiative to upgrade processes and information systems.

In Europe, the Middle East & Africa, net sales decreased 1% from the prior-year period to $417.5 million, and declined 1% in local currency. This region was up against a difficult comparison to the prior-year quarter which grew 29%. In constant currency, the lower sales were led in Spain, the United Kingdom,Italy and Austria. Sales in certain markets in this region were also adversely impacted by temporary disruptions due to the transition to a new regional inventory center in Belgium. The logistical issues associated with this center have been addressed and the Company expects it to be operating as originally planned by the end of its fiscal second quarter. Partially offsetting these results were higher sales in Germany and the Company's travel retail and distributor businesses. Operating profitability decreased primarily due to lower results in Spain, the United Kingdom, the Company's travel retail and distributor businesses and Italy. The impact of the logistical issues at the new European inventory center also negatively affected operating results. These decreases were partially offset by improved results in France and Germany.

Asia/Pacific net sales grew 5% over the prior-year quarter to $198.6 million. On a local currency basis, this region's net sales rose 2% led by double-digit increases in China and Hong Kong. These increases were partially offset by lower sales in Japan, Thailand and Korea. Operating profit in the region decreased, reflecting lower results in Hong Kong, Taiwan, Malaysia and Thailand, as well as China, where we continue to invest in new brand expansion and business opportunities, partially offset by improved results in Australia.

Cash Flows
----------

For the three months ended September 30, 2005, net cash flows used for operating activities were $61.6 million versus $98.3 million in the prior-year period. The improvement primarily reflects changes in certain seasonal working capital components, partially offset by lower net earnings. Operating cash flow was utilized primarily for capital investments and the repurchase of shares of the Company's Class A Common Stock.

Estimate of Fiscal 2006 First Half and Full Year
------------------------------------------------

Effective July 1, 2005, the Company adopted the new accounting rule requiring the expensing of stock-based compensation. In accordance with the rule, prior year results have not been restated. Net earnings guidance for the fiscal 2006 first half and full year includes a charge of $.07 and $.12 per diluted common share, respectively, to reflect the costs associated with the expensing of stock-based compensation.

Fiscal first half and full year 2006 estimates include a revised estimated impact of potential store closures and/or business disruptions related to the merger of Federated Department Stores, Inc. ("Federated") and The May Department Stores Company ("May"). The Company previously believed this action would begin late in fiscal 2006. However, certain business disruptions were experienced in the Company's fiscal first quarter and are expected to continue throughout the Company's fiscal year. The Company now assumes that Federated will accelerate more than half its announced store closings to early calendar 2006. As a result of the expected acceleration of store closures and anticipated business disruptions, the Company now estimates the adverse impact of these actions will affect its reported diluted earnings per share of approximately $.04 for the first half and $.09 to $.10 for the full year.

The Company's revised estimates also include the effect it believes higher energy costs and other economic trends may have on consumer spending.

Net sales for the first half of fiscal 2006 are expected to grow between 3% and 4% in constant currency. Foreign currency translation is estimated to negatively impact first half sales by approximately one percent, versus the first half of fiscal 2005. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, hair care and makeup are expected to be the leading growth categories, followed by skin care, while fragrance is expected to decline. The Company expects diluted earnings per share from continuing operations for the first half of between $.83 and $.88, including the $.07 impact from expensing stock-based compensation and $.04 impact of the Federated and May merger.

For the Company's fiscal 2006 full-year results, net sales are expected to grow between 3% and 4% in constant currency. The Company expects foreign currency to negatively impact its reported results by approximately 1.5% versus fiscal 2005. At the same time the Company expects to achieve diluted earnings per share from continuing operations of between $1.87 and $1.94 for the fiscal 2006 year, which includes the above mentioned approximately $.22 per share impact from expensing stock-based compensation as well as the potential impact of the Federated and May merger. Full year expectations also include approximately $.12 related to the Company's incremental savings initiatives. Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas. On a product category basis, in constant currency, hair care and makeup are expected to be the leading sales growth categories, followed by skin care and fragrance.

Forward-Looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "expect," "believe," "planned," "may," "could," "should," "anticipate," "estimate," those in Mr. Lauder's remarks and those in the "Estimate of Fiscal 2006 First Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local conditions, including those due to natural or man-made disasters or energy costs, that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers or suppliers, the Company's operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays,depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories) or at the Company's distribution and inventory centers;
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company's other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as publicly-announced cost-savings initiatives and the disposition of Stila, and to integrate acquired businesses and realize value therefrom;
     (14) consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;
     (15) the impact of repatriating certain of the Company's foreign earnings to the United States in connection with The American Jobs Creation Act of 2004; and
     (16) additional factors as described in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

     The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin TM, Donald Trump The Fragrance and Grassroots.

An electronic version of this release can be found at the Company's website, www.elcompanies.com.
--------------------

                                - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.
                         -------------------------------

                         SUMMARY OF CONSOLIDATED RESULTS
             (Unaudited; Dollars in millions, except per share data)

                                                                Three Months Ended
                                                                   September 30      Percent
                                                               -------------------
                                                                 2005       2004      Change
                                                               --------   --------   --------

Net Sales.................................................     $1,497.1   $1,490.3      0.5%

Cost of sales.............................................        419.5      407.7
                                                               --------   --------
Gross Profit..............................................      1,077.6    1,082.6    (0.5)%
                                                               --------   --------
       Gross Margin.......................................         72.0%      72.6%

Operating expenses:
   Selling, general and administrative....................        972.5      926.3      5.0%
                                                               --------   --------

       Operating Expense Margin...........................         65.0%      62.1%

Operating Income..........................................        105.1      156.3   (32.8)%
       Operating Income Margin............................          7.0%      10.5%

Interest expense, net.....................................          5.6        4.1
                                                               --------   --------
Earnings before Income Taxes, Minority Interest
  and Discontinued Operations.............................         99.5      152.2   (34.6)%

Provision for income taxes................................         35.8       56.3
Minority interest, net of tax.............................         (1.9)      (0.2)
                                                               --------   --------
Net Earnings from Continuing Operations...................         61.8       95.7   (35.4)%

Discontinued operations, net of tax (A)...................         (3.3)      (0.7)
                                                               --------   --------
Net Earnings..............................................     $   58.5   $   95.0   (38.4)%
                                                               ========   ========

Basic net earnings per common share:
   Net earnings from continuing operations................     $    .28   $    .42   (33.5)%
   Discontinued operations, net of tax....................         (.02)       -
                                                               --------   --------
   Net earnings...........................................     $    .26   $    .42   (36.6)%
                                                               ========   ========

Diluted net earnings per common share:
   Net earnings from continuing operations................     $    .28   $    .41   (33.3)%
   Discontinued operations, net of tax....................         (.02)       -
                                                               --------   --------
   Net earnings...........................................     $    .26   $    .41   (36.3)%
                                                               ========   ========

Weighted average common shares outstanding:
   Basic..................................................       220.6      227.1
   Diluted................................................       223.6      231.2

 (A) On September 30, 2005, the Company committed to a plan to sell the assets and operations of its reporting unit that markets and sells Stila brand products and to actively seek a buyer for the brand. As a result of this decision, the Company has reflected the operating loss of $3.3 million and $0.7 million, net of tax, for the three months ended September 30, 2005 and 2004, respectively, as discontinued operations. All statement of earnings information for the prior period has been restated for comparative purposes, including the restatement of the makeup product category and each of the geographic regions.

                         THE ESTEE LAUDER COMPANIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited; In millions)

                                                                         September 30        June 30       September 30
                                                                             2005              2005            2004
                                                                          ---------         ---------        ---------
                                                      ASSETS
Current Assets
Cash and cash equivalents..............................................   $   389.5         $   553.3         $   387.1
Accounts receivable, net...............................................       915.2             776.6             902.2
Inventory and promotional merchandise, net.............................       814.8             768.3             712.8
Prepaid expenses and other current assets..............................       232.1             204.4             265.7
Assets held for sale...................................................       127.8                -                 -
                                                                          ---------         ---------         ---------
     Total Current Assets..............................................     2,479.4           2,302.6           2,267.8
                                                                          ---------         ---------         ---------
Property, Plant and Equipment, net.....................................       690.8             694.2             641.2
Other Assets  .........................................................       797.5             889.0             865.3
                                                                          ---------         ---------         ---------
     Total Assets......................................................   $ 3,967.7         $ 3,885.8         $ 3,774.3
                                                                          =========         =========         =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................   $   253.6         $   263.6         $    77.5
Accounts payable.......................................................       255.1             249.4             260.7
Other current liabilities..............................................     1,025.3             984.7           1,027.1
Liabilities related to assets held for sale............................         6.4                -                 -
                                                                          ---------         ---------         ---------
Total Current Liabilities..............................................     1,540.4           1,497.7           1,365.3
                                                                          ---------         ---------         ---------
Noncurrent Liabilities
Long-term debt.........................................................       444.9             451.1             472.6
Other noncurrent liabilities and minority interest.....................       248.8             244.2             200.0
Total Stockholders' Equity.............................................     1,733.6           1,692.8           1,736.4
                                                                          ---------         ---------         ---------
     Total Liabilities and Stockholders' Equity........................   $ 3,967.7         $ 3,885.8         $ 3,774.3
                                                                          =========         =========         =========


                                              SELECTED CASH FLOW DATA
                                             (Unaudited; In millions)

                                                                                                 Three Months Ended
                                                                                                    September 30
                                                                                                ---------------------
                                                                                                  2005         2004
                                                                                                --------     --------

Cash Flows from Operating Activities
   Net earnings.........................................................................        $   58.5     $   95.0
   Depreciation and amortization........................................................            47.2         46.9
   Deferred income taxes................................................................            (9.8)        11.3
   Other items..........................................................................            14.6          1.6
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................          (144.8)      (228.1)
       Increase in inventory and promotional merchandise, net...........................           (57.6)       (52.8)
       Increase in accounts payable and other accrued liabilities.......................            48.7         22.9
       Other operating assets and liabilities, net......................................           (18.4)         4.9
                                                                                                --------     --------
         Net cash flows used for operating activities of continuing operations..........        $  (61.6)    $  (98.3)
                                                                                                ========     ========

   Capital expenditures.................................................................            45.9         38.4
   Payments to acquire treasury stock...................................................            71.1         88.3


                                      # # #